Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

Team Financial, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-74424) on Form S-8 of Team Financial, Inc. of our report dated June 6, 2003, relating to the statements of net assets available for plan benefits of Team Financial, Inc. Employees’ Stock Ownership Plan as of December 31, 2002 and 2001, the related statements of changes in net assets available for plan benefits for the years then ended, and the related schedules, which report appears in the December 31, 2002, annual report on Form 11-K of Team Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri

June 27, 2003